UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event reported) March 18, 2016

MDC PARTNERS INC.

(Exact name of registrant as specified in its charter)

Canada (Jurisdiction of incorporation)	001-13718 (Commission File Number)	98-0364441 (IRS Employer Identification No.)

745 Fifth Avenue, 19th Floor, New York, New York 10151

(Address of principal executive offices and zip code)

(646) 429-1800

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 8.01. Other Events.

On March 18, 2016, MDC Partners Inc. (the “Company”) announced that it has priced its private placement of $900 million aggregate principal amount of 6.50% senior notes due 2024 (the “Notes”). The offering was upsized from the previously announced $800 million aggregate principal amount. The Notes will be issued at a price equal to 100.00% of their principal amount. Net proceeds received from this offering will be approximately $880.1 million. The Company intends to use the net proceeds of this offering to redeem all $735.0 million aggregate principal amount of its outstanding 6.75% Senior Notes due 2020, to pay accrued interest, related premiums, fees and expenses, and to repay outstanding borrowings, if any, under its amended and restated senior secured revolving credit facility. Any remaining proceeds will be used for general corporate purposes, including funding of deferred acquisition consideration. The closing of the offering is expected to occur on March 23, 2016, subject to customary closing conditions. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Notes and related guarantees will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and therefore may not be offered or sold within the United States or to U.S. persons, except to “qualified institutional buyers” in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. You are hereby notified that sellers of the Notes and related guarantees may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A under the Securities Act. This announcement does not constitute an offer to sell or the solicitation of an offer to buy the Notes and related guarantees in any jurisdiction in which such an offer or sale would be unlawful.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibit

99.1	Text of press release issued by MDC Partners Inc. on March 18, 2016, regarding the pricing of the Notes.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: March 18, 2016

MDC Partners Inc.

By:	/s/ Mitchell Gendel
Name: Mitchell Gendel
Title: General Counsel & Corporate Secretary